Exhibit 99.1

Investors & Media:

Lisa Ciota: 630-824-1987

SUNCOKE ENERGY PARTNERS, L.P. ANNOUNCES SECOND QUARTER 2014 EARNINGS

•	Net income attributable to SXCP in second quarter 2014 of $1.2 million, includes $18.9 million of expense incurred in connection with the acquisition of an additional 33 percent interest in our Haverhill and Middletown cokemaking facilities

•	Adjusted EBITDA of $36.6 million in second quarter 2014 was down slightly reflecting the impact of lower yields and higher costs, partly offset by the contribution of our new Coal Logistics business. The portion attributable to SXCP was $30.8 million, up $7.1 million versus prior year primarily due to our increased ownership interest the Haverhill and Middletown cokemaking facilities

•	Increased the quarterly cash distribution rate 3 percent to $0.5150 per unit for the August 29, 2014 payment

•	Closed on acquisition of an additional 33 percent interest in the Haverhill and Middletown cokemaking facilities on May 9, 2014

•	Updated 2014 Adjusted EBITDA attributable to SXCP and distributable cash flow outlooks are now $126 million to $132 million and $83 million to $89 million, respectively

Lisle, IL (July 24, 2014) - SunCoke Energy Partners, L.P. (NYSE: SXCP) today reported second quarter 2014 net income attributable to SXCP of $1.2 million, down from $15.8 million, primarily due to $18.9 million of pre-tax costs incurred in connection with the acquisition of an additional 33 percent interest in the Haverhill and Middletown cokemaking facilities.

“In second quarter, we grew our business and increased distributable cash flow with the acquisition of an additional 33 percent interest in our Haverhill and Middletown cokemaking facilities,” said Fritz Henderson, Chairman and Chief Executive Officer of SXCP. “This action supported our ability to raise our cash distribution per unit to $0.5150, which marks our sixth consecutive quarterly increase since our initial public offering in January 2013. Today, our per unit distribution is 25 percent higher than our minimum quarterly per unit rate.”

Henderson continued, “While we trimmed our 2014 Adjusted EBITDA attributable to SXCP and distributable cash flow outlooks due to lower yields and production and higher costs in the first half, we continue believe we can drive an additional 5 percent increase in cash distributions per unit in 2014 and maintain a comfortable cash coverage ratio.”

SECOND QUARTER 2014 RESULTS

	Three Months Ended June 30,
(in millions)	2014	2013	Increase/ (Decrease)
Revenues	$160.7	$167.7	$(7.0)
Operating income	26.4	29.4	(3.0)
Adjusted EBITDA (1)	36.6	37.0	(0.4)
Adjusted EBITDA attributable to SXCP	30.8	23.7	7.1
Net income attributable to SXCP	1.2	15.8	(14.6)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues were $160.7 million in second quarter 2014, a decline of $7.0 million from same prior year period due to the pass-through of lower coal prices and lower coke sales volumes, partly offset by $14.3 million of revenue generated by our new Coal Logistics business.

Operating income and Adjusted EBITDA fell $3.0 million and $0.4 million in second quarter 2014 to $26.4 million and $36.6 million, respectively, compared to strong prior year performance. These declines reflect lower coal-to-coke yields and higher costs in our cokemaking business, partly offset by the contribution of our new Coal Logistics business. Adjusted EBITDA attributable to SXCP increased $7.1 million due to the contribution of our new Coal Logistics business and increased ownership in our cokemaking facilities.

Second quarter 2014 net income attributable to SXCP was $1.2 million, versus strong prior year net income attributable to SXCP performance of $15.8 million. The decline in net income was primarily driven by $18.9 million of costs related to our acquisition of an additional 33 percent interest in the Haverhill and Middletown cokemaking facilities, which included $11.4 million bond tender premium, $4.0 million of debt extinguishment fees, $2.7 million of higher interest expense and transaction costs.

SECOND QUARTER SEGMENT INFORMATION

Domestic Coke

Domestic Coke segment consists of our interest in SunCoke Energy’s Haverhill and Middletown cokemaking facilities, located in Franklin Furnace and Middletown, Ohio, respectively. Effective May 9, 2014, we acquired an additional 33 percent interest in these facilities increasing our ownership interest from 65 percent to 98 percent.

Adjusted EBITDA declined $2.6 million to $34.4 million in second quarter 2014, reflecting lower coke sales volumes as well as lower coal-to-coke yields and higher costs at Haverhill. Prior year results benefited from strong coal-to-coke yields. Corporate costs were included in Domestic Coke segment results for periods prior to third quarter 2013.

Coal Logistics

The Coal Logistics segment was formed as a result of our acquisitions of Lake Terminal in third quarter 2013 and KRT in fourth quarter 2013.

Coal Logistics handled 5,605 thousand tons of coal, contributing $5.0 million to Adjusted EBITDA.

Corporate and Other

Corporate and other costs were $2.8 million in second quarter 2014 and included expenses related to the acquisition of an additional interest in our cokemaking facilities as well as a change in corporate allocation methodology. Prior to the formation of our Coal Logistics segment in third quarter 2013, corporate costs were included in Domestic Coke segment results.

CASH DISTRIBUTIONS

On July 21, 2014, the Board of Directors of SXCP’s general partner declared a quarterly cash distribution of $0.5150 per limited partnership unit, an increase of 3.0 percent over the previous quarter’s cash distribution rate of $0.50. This cash distribution will be paid August 29, 2014 to unit holders of record on August 15, 2014.

RELATED COMMUNICATIONS

We will host an investor conference call on July 24, 2014 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.sxcpartners.com. Participants can listen in by dialing 1-800-351-9852 (domestic) or 1-847-413-3123 (international) and referencing confirmation 37609666. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for two weeks by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 3760 9666#.

UPCOMING EVENTS

We plan to participate in the following investor conferences:

•	Citi’s 2014 One-on-One MLP/Midstream Infrastructure Conference on August 20-21, 2014 in Las Vegas, NV

•	Barclays 2014 CEO Energy-Power Conference on September 2-4, 2014 in New York, NY

•	Deutsche Bank’s 22nd Annual Leveraged Finance Conference on September 29-October 1, 2014 in Scottsdale, AZ

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SXCP’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SXCP’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SXCP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly-traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. Our coal handling terminals have the collective capacity to blend and transload more than 30 million tons of coal annually and are strategically located to enable material delivery to U.S. ports in the Gulf Coast, East Coast and Great Lakes. Our General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for asset and goodwill impairment, sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to our equity method investment. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC/SXCP equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Distributable Cash Flow equals Adjusted EBITDA less net cash paid for interest expense, on-going capital expenditures, accruals for replacement capital expenditures, and cash distributions to noncontrolling interests; plus amounts received under the Omnibus Agreement and acquisition expenses deemed to be Expansion Capital under our Partnership Agreement. Distributable Cash Flow is a non-GAAP supplemental financial measure that management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies use to assess:

•	the Company’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis;

•	the ability of the Company’s assets to generate sufficient cash flow to make distributions to SXCP’s unitholders;

•	the Company’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that Distributable Cash Flow provides useful information to investors in assessing the Company’s financial condition and results of operations. Distributable Cash Flow should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). Distributable Cash Flow has important limitations as an analytical tool because it excludes some, but not all, items that affect net income and net cash provided by operating activities and used in investing activities. Additionally, because Distributable Cash Flow may be defined differently by other companies in the industry, our definition of Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

•	Ongoing capital expenditures (“capex”) are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capex also includes new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capex does not include normal repairs and maintenance, which are expensed as incurred, or significant capital expenditures. For purposes of calculating distributable cash flow, the portion of ongoing capex attributable to SXCP is used

•	Replacement capital expenditures (“capex”) represents an annual accrual necessary to fund SXCP’s share of the estimated costs to replace or rebuild our facilities at the end of their working lives. This accrual is estimated based on the average quarterly anticipated replacement capital that we expect to incur over the long term to replace our major capital assets at the end of their working lives. The replacement capex accrual estimate will be subject to review and prospective change by SXCP’s general partner at least annually and whenever an event occurs that causes a material adjustment of replacement capex, provided such change is approved by our conflicts committee.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke Energy Partners, L.P. (the “Company”) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory, and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

The Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.sxcpartners.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars and units in millions, except per unit amounts)
Revenues
Sales and other operating revenue	$160.7	$167.7	$322.1	$352.6

Costs and operating expenses
Cost of products sold and operating expenses	117.7	126.0	238.2	264.4
Selling, general and administrative expenses	6.4	4.7	11.3	9.1
Depreciation and amortization expense	10.2	7.6	19.9	15.2

Total costs and operating expenses	134.3	138.3	269.4	288.7

Operating income	26.4	29.4	52.7	63.9
Interest expense, net	20.4	2.8	23.3	9.5

Income before income tax expense	6.0	26.6	29.4	54.4
Income tax expense	0.2	0.2	0.5	4.1

Net income	5.8	26.4	$28.9	$50.3
Less: Net income attributable to noncontrolling interests	4.6	10.6	14.5	19.2

Net income attributable to SunCoke Energy Partners, L.P./Predecessor	1.2	15.8	$14.4	$31.1
Less: Predecessor net income prior to initial public offering on January 24, 2013	—	—	—	3.5

Net income attributable to SunCoke Energy Partners, L.P. subsequent to initial public offering	$1.2	$15.8	$14.4	$27.6

General partner’s interest in net income	$0.3	$0.4	$0.7	$0.6
Limited partners’ interest in net income	$0.9	$15.4	$13.7	$27.0

SunCoke Energy Partners, L.P.

Consolidated Balance Sheets

	June 30, 2014	December 31, 2013
	(Unaudited)
	(Dollars in millions)
Assets
Cash and cash equivalents	$58.5	$46.3
Receivables	28.4	20.2
Receivables from affiliates, net	—	6.4
Inventories	61.4	59.3
Other current assets	2.6	1.7

Total current assets	150.9	133.9

Properties, plants and equipment, net	884.5	871.1
Goodwill and other intangible assets, net	15.5	16.0
Deferred charges and other assets	14.3	6.5

Total assets	$1,065.2	$1,027.5

Liabilities and Equity
Accounts payable	$48.7	$58.7
Accrued liabilities	6.3	6.4
Short-term debt	13.0	40.0
Interest payable	7.4	4.6

Total current liabilities	75.4	109.7

Long-term debt	412.5	149.7
Deferred income taxes	3.4	2.8
Other deferred credits and liabilities	0.9	0.6

Total liabilities	492.2	262.8

Equity
Held by public:
Common units (issued and outstanding 16,724,788 and 13,503,456 units at June 30, 2014 and December 31, 2013, respectively)	236.9	240.8
Held by parent:
Common units (issued and outstanding 4,904,752 and 2,209,697 units at June 30, 2014 and December 31, 2013, respectively)	113.7	41.0
Subordinated units (issued and outstanding 15,709,697 units at June 30, 2014 and December 31, 2013)	203.3	290.4
General partner interest (2% interest)	8.5	8.3

Partners’ capital attributable to SunCoke Energy Partners, L.P.	562.4	580.5
Noncontrolling interest	10.6	184.2

Total equity	573.0	764.7

Total liabilities and partners’ net equity	$1,065.2	$1,027.5

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2014	2013
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$28.9	$50.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	19.9	15.2
Deferred income tax expense	0.6	3.9
Changes in working capital pertaining to operating activities:
Receivables	(8.2)	(33.9)
Receivables from affiliate, net	6.4	—
Inventories	(2.1)	6.9
Accounts payable	(9.6)	6.7
Accrued liabilities	(0.1)	(13.4)
Interest payable	2.8	4.8
Other	3.4	3.2

Net cash provided by operating activities	42.0	43.7

Cash Flows from Investing Activities:
Capital expenditures	(33.4)	(10.5)

Net cash used in investing activities	(33.4)	(10.5)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P., net of offering costs	88.7	231.8
Proceeds from issuance of long-term debt	268.1	150.0
Repayment of long-term debt	(259.9)	(225.0)
Debt issuance costs	(6.7)	(5.9)
Proceeds from revolving credit facility	40.0	—
Repayment of revolving facility	(72.0)	—
Distributions to unitholders (public and parent)	(34.4)	(9.8)
Distributions to noncontrolling interest (SunCoke Energy, Inc.)	(20.2)	(58.7)

Net cash provided by financing activities	3.6	82.4

Net increase in cash	12.2	115.6
Cash at beginning of period	46.3	—

Cash at end of period	$58.5	$115.6

SunCoke Energy Partners, L.P.

Combined and Consolidated Statement of Equity

(Unaudited)

	Common - Public	Common - SunCoke	Subordinated - SunCoke	General Partner - SunCoke	Noncontrolling Interest	Total

At December 31, 2013	$240.8	$41.0	$290.4	$8.3	$184.2	$764.7
Partnership net income	5.9	1.0	6.8	0.7	14.5	28.9
Distribution to unitholders	(14.8)	(3.5)	(15.3)	(0.8)	—	(34.4)
Distributions to noncontrolling interest	—	—	—	—	(16.8)	(16.8)
Proceeds from equity issuance to public unitholders	88.7	—	—	—	—	88.7
Acquisition of additional interest in Haverhill and Middletown:
Issuances of units	—	80.0	—	3.3	—	83.3
Cash payment	(1.6)	(0.2)	(1.5)	(0.1)	—	(3.4)
Adjustments to equity related to the acquisition	(82.1)	(4.6)	(77.1)	(2.9)	(171.3)	(338.0)

At June 30, 2014	$236.9	$113.7	$203.3	$8.5	$10.6	$573.0

SunCoke Energy Partners, L.P.

Segment Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$146.4	$167.7	$296.1	$352.6
Coal Logistics	14.3	—	26.0	—
Coal Logistics intersegment sales	1.0	—	2.1	—
Elimination of intersegment sales	(1.0)	—	(2.1)	—

Total	$160.7	$167.7	$322.1	$352.6

Adjusted EBITDA(1):
Domestic Coke	$34.4	$37.0	$69.7	$78.5
Coal Logistics	5.0	—	7.1	—
Corporate and Other (2)	(2.8)	—	(4.2)	—

Total	$36.6	$37.0	$72.6	$78.5

Coke Operating Data:
Domestic Coke capacity utilization (%)	106	111	104	110
Domestic Coke production volumes (thousands of tons)	434	455	848	897
Domestic Coke sales volumes (thousands of tons)	436	458	849	906
Domestic Coke Adjusted EBITDA per ton(3)	$78.90	$80.79	$82.10	$86.64
Coal Logistics Operating Data:
Tons handled (thousands of tons)	5,605	—	9,964	—
Coal Logistics Adjusted EBITDA per ton handled(4)	$0.89	$—	$0.71	$—

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Prior to the third quarter of 2013, the Partnership had only one reportable segment; therefore corporate and other expenses were included in Domestic Coke segment results.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended June 30,		Six Months Ended June 30,		SunCoke Energy Partners, L.P.	SunCoke Energy Partners, L.P.
	2014	2013	2014	2013	Period from January 1, 2013 to January 23,	Period from January 24, 2013 to June 30,
			(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P./Predecessor	$30.8	$23.7	$54.4	$53.8	$9.7	$44.1
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	5.8	13.3	18.2	24.7	—	24.7

Adjusted EBITDA	$36.6	$37.0	$72.6	$78.5	$9.7	$68.8

Subtract:
Depreciation and amortization expense	10.2	7.6	19.9	15.2	1.9	13.3
Interest expense, net	20.4	2.8	23.3	9.5	0.6	8.9
Income tax expense	0.2	0.2	0.5	4.1	3.7	0.4
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(2)	—	—	—	(0.6)	—	(0.6)

Net income	$5.8	$26.4	$28.9	$50.3	$3.5	$46.8

(1)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes and depreciation.
(2)	At December 31, 2012, we had $12.4 million in accrued sales discounts to be paid to our customer at our Haverhill facility. During the first quarter of 2013, we settled this obligation for $11.8 million which resulted in a gain of $0.6 million. This gain is recorded in sales and other operating revenue on our combined and consolidated statement of income.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Reconciliation of Adjusted EBITDA and

Distributable Cash Flow to Net Income

	Three Months Ended June 30,
	2014	2013
	(Dollars in millions)
Net cash provided by operating activities	$27.4	$38.0
Depreciation	(10.2)	(7.6)
Changes in working capital and other	(11.4)	(4.0)

Net income	$5.8	$26.4

Add:
Depreciation and amortization expense	$10.2	$7.6
Interest expense, net	20.4	2.8
Income tax expense	0.2	0.2

Adjusted EBITDA	$36.6	$37.0

Adjusted EBITDA attributable to NCI	(5.8)	(13.3)

Adjusted EBITDA attributable to Predecessor/SXCP	$30.8	$23.7

Less:
Ongoing capex (SXCP share)	(4.7)	(1.2)
Replacement capex accrual	(1.2)	(0.9)
Cash interest accrual	(5.4)	(2.9)

Distributable cash flow	$19.5	$18.7

Quarterly Cash Distribution(1)	$19.8	$13.5

Distribution Coverage Ratio(1)	0.98x	1.38x

(1)	Quarterly cash distribution and the distribution coverage ratio for the second quarter of 2014 are based on total units outstanding as of June 30, 2014.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Reconciliation of Expected EBITDA

	2014E
	Low	High
Net Income	$59	$70
Depreciation, depletion and amortization	43	41
Total financing costs, net	42	39
Income tax expense	1	1

Adjusted EBITDA	$145	$151

EBITDA attributable to noncontrolling interest (1)	(19)	(19)

Adjusted EBITDA attributable to SXCP	$126	$132

Less:
Ongoing capex (SXCP share)	(15)	(15)
Replacement capex accrual	(5)	(5)
Cash interest accrual	(23)	(23)

Distributable cash flow	$83	$89

(1)	Adjusted EBITDA attributable to noncontrolling interest represents SXC 35% interest in Haverhill and Middletown’s Adjusted EBITDA for January 1 - May 9, 2014 and its 2% interest in these facilities projected Adjusted EBITDA for May 10 - December 31, 2014.